EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:
Integrated Corporate Relations
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com
CARIBOU COFFEE REPORTS THIRD QUARTER 2006 RESULTS AND
RECONFIRMS 2006 GUIDANCE
MINNEAPOLIS, MINNESOTA, NOVEMBER 1, 2006. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for third quarter 2006 (thirteen weeks ended October 1, 2006.)
HIGHLIGHTS FOR THE THIRD QUARTER OF 2006 INCLUDE:
•	Total net sales grew 17% to $57.0 million compared to the third quarter of 2005

•	Opened 12 company-owned coffeehouses and five licensed coffeehouses

•	“Other Sales” increased 21% compared to the third quarter of 2005
Michael Coles, Chairman, CEO and President commented, “Throughout the past three quarters, Caribou Coffee has experienced comparable coffeehouses sales that have been at the low end of guidance. While the underlying operating environment continues to have challenges related to consumer traffic, our restaurant and support teams have responded well to deliver improvement. As we moved through the most recent quarter, a number of factors have began to moderate and coupled with our own initiatives for the upcoming holiday season, we believe that we are on track to deliver positive comps in the fourth quarter. In addition, we believe that our new development activity with franchisees, as well as company expansion in 2007, will be instrumental in helping us meet our growth targets.”

THIRD QUARTER 2006 RESULTS
Total net sales increased $8.3 million, or 17%, to $57.0 million for the thirteen weeks ended October 1, 2006 from $48.7 million for the thirteen weeks ended October 2, 2005. This increase is primarily attributable to the opening of 72 net new company-owned coffeehouses during the last twelve months. “Other Sales” increased by $0.4 million, or 21% to $2.5 million for the thirteen weeks ended October 1, 2006 from $2.1 million for the thirteen weeks ended October 2, 2005. This increase was largely due to product sales, franchise fees and royalties from the development of 17 franchised coffeehouses during the preceding twelve months.
Comparable coffeehouse sales decreased 1% for the thirteen weeks ended October 1, 2006 compared with the same thirteen weeks in the prior year. Caribou Coffee noted that both comparable coffeehouse sales and customer counts were positive in the fiscal month of September which ended October 1, 2006. During the thirteen weeks ended October 2, 2005 comparable coffeehouse sales increased 4% when compared to the thirteen weeks ended September 26, 2004. Licensed coffeehouses are not included in the comparable coffeehouse sales calculations.
The Company recognized $0.2 million of compensation expense related to the implementation of FAS 123(R) for stock based compensation during the thirteen weeks ended October 1, 2006. The Company adopted FAS 123(R) effective January 1, 2006, therefore no comparable expense was charged in the prior year.
The Company recognized $0.1 million of closing expense and disposal of assets during the thirteen weeks ended October 1, 2006.
Adjusted EBITDA decreased $0.4 million to $2.8 million during the thirteen weeks ended October 1, 2006 from $3.2 million during the thirteen weeks ended October 2, 2005. The decrease in Adjusted EBITDA is mainly due to increased general and administrative expenses associated with the growth in support staff needed for new store openings and public company costs. (EBITDA and Adjusted EBITDA are non-GAAP measures. See EBITDA reconciliation at the end of this release.)
The Company’s net loss for the thirteen weeks ended October 1, 2006 increased $1.9 million to a net loss of $3.1 million or ($0.16) per share from a net loss of $1.2 million or ($0.08) per share for the thirteen weeks ended October 2, 2005. The increase in the net loss is largely due to higher depreciation expense associated with the opening of 79 new coffeehouses during the last twelve months, an increase in general and administrative expenses associated with the growth in support staff needed for new store openings and public company costs. The net loss for the thirteen weeks ended October 2, 2005 also included $0.6 million in derivative income which resulted from the change in fair value of the IPO-related underwriter’s over-allotment.

2006 OUTLOOK
Caribou Coffee is reconfirming its guidance issued on August 3, 2006. Comparable coffeehouse sales are expected to be in the range of (1%) to 1% for the fiscal year 2006 and in the range of 0% to 3% for the second half of fiscal year 2006. New coffeehouse openings in fiscal year 2006 are projected to be between 80 and 90 of which 60 to 65 will be company-owned and the remainder will be licensed coffeehouses.
Adjusted EBITDA for fiscal year 2006 is estimated to be in the range of $15.0 million to $17.0 million, while the net loss is estimated to be in the range of ($9.5) million to ($7.5) million. The loss per share for fiscal year 2006 is estimated to be in the range of ($0.50) to ($0.40). (Note that adjusted EBITDA, net loss and EPS projections include the impact of stock option expense as per FAS 123R). Included in the above EPS guidance for fiscal year 2006 is ($0.03) per share for stock option expense associated with the adoption of FAS 123R.
CONFERENCE CALL
Caribou Coffee will host a conference call today, Wednesday, November 1, 2006, at 4:30pm Eastern Time to discuss these results. Hosting the call will be Michael Coles, Chairman of the Board, Chief Executive Officer and President, and George Mileusnic, Chief Financial Officer. The call will be webcast live from the Company’s website at www.cariboucoffee.com. The webcast link will be available under the investor relations section. If you are unable to join the call, a replay will be available beginning at 7:30pm Eastern Time and can be accessed by dialing toll-free 1-800-642-1687 or international callers 1-706-645-9291 and enter pin number 9739012.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of October 1, 2006, Caribou Coffee had 432 coffeehouses, including sixteen licensed locations. Caribou Coffee’s company-owned coffeehouses are located in 17 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.

FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 2,	October 1,	October 2,	October 1,
	2005	2006	2005	2006
	(Unaudited)
Coffeehouse sales	$46,548,159	$54,429,921	$137,379,944	$161,924,173
Other sales	2,106,655	2,538,521	4,228,488	7,594,474

Total net sales	48,654,814	56,968,442	141,608,432	169,518,647
Cost of sales and related occupancy costs	19,606,907	23,725,262	57,023,608	70,755,516
Operating expenses	20,142,047	23,941,709	57,918,649	70,149,599
Opening expenses	398,649	463,062	1,176,470	1,245,616
Depreciation and amortization	4,116,304	5,335,922	11,463,016	15,406,328
General and administrative expenses	5,573,713	6,772,130	17,189,663	19,113,218
Closing expense and disposal of assets	189,725	90,847	310,393	362,236

Operating loss	(1,372,531)	(3,360,490)	(3,473,367)	(7,513,866)
Other income (expense):
Other income	138,546	231,673	505,395	796,238
Interest income	1,400	202,901	28,378	523,293
Derivative income	623,109	—	623,109	—
Interest expense	(512,222)	(144,824)	(1,424,559)	(478,662)

Loss before provision (benefit) for income taxes and minority interest	(1,121,698)	(3,070,740)	(3,741,044)	(6,672,997)
Provision (benefit) for income taxes	(46,323)	(25,428)	255,000	256,928

Loss before minority interest	(1,075,375)	(3,045,312)	(3,996,044)	(6,929,925)
Minority interest	123,005	57,481	308,071	130,086

Net loss	$(1,198,380)	$(3,102,793)	$(4,304,115)	$(7,060,011)

Basic and diluted net loss per share	$(0.08)	$(0.16)	$(0.31)	$(0.37)

Basic and diluted weighted average number of shares outstanding	14,142,047	19,285,625	13,916,940	19,280,178

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 1,	October 1,
	2006	2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,846,111	$13,285,524
Accounts receivable (net of allowance for doubtful accounts of approximately $237,595 and $13,943 at January 1, 2006 and October 1,2006)	1,137,120	1,771,540
Other receivables	2,260,254	1,013,959
Income tax receivable	135,750	—
Inventories	11,182,512	10,803,469
Prepaid expenses and other current assets	1,251,555	1,445,326

Total current assets	49,813,302	28,319,818
Property and equipment, net of accumulated depreciation and amortization	96,022,720	99,914,221
Notes receivable	64,531	52,443
Restricted cash	321,030	286,005
Other assets	1,738,717	1,428,511

Total assets	$147,960,300	$130,000,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,553,743	$8,296,034
Accrued compensation	5,462,657	3,411,062
Accrued expenses	8,504,552	7,527,109
Deferred revenue	8,165,260	4,953,652

Total current liabilities	36,686,212	24,187,857
Asset retirement liability	760,997	829,810
Deferred rent liability	10,485,177	11,731,304
Deferred revenue	2,964,000	2,860,000
Minority interests in affiliates	138,159	168,460

Total long term liabilities	14,348,333	15,589,574
Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.01, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000,000 shares authorized; 19,269,133 and 19,286,425 shares issued and outstanding at January 1, 2006 and October 1, 2006, respectively	192,699	192,864
Treasury stock	(9,011)	—
Additional paid-in capital	121,626,855	121,975,502
Accumulated deficit	(24,884,788)	(31,944,799)

Total shareholders’ equity	96,925,755	90,223,567

Total liabilities and shareholders’ equity	$147,960,300	$130,000,998

EBITDA RECONCILIATION
     The following is a reconciliation of the Company’s net loss to EBITDA and Adjusted EBITDA.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 2, 2005	October 1, 2006	October 2, 2005	October 1, 2006
	(Thousands)
Net loss	$(1,198)	$(3,103)	$(4,304)	$(7,060)
Interest expense	512	145	1,425	479
Interest income	(1)	(203)	(28)	(523)
Depreciation and amortization(1)	4,573	5,952	12,769	17,000
Provision for income taxes	(46)	(25)	255	257

EBITDA	3,840	2,766	10,117	10,153
Derivative income	(623)	—	(623)	—
Amendment of employment agreement	—	—	1,738	—

Adjusted EBITDA	$3,217	$2,766	$11,232	$10,153

(1)	Includes depreciation and amortization associated with our headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on our statement of operations.
     We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance for the following reasons:
•	Our coffeehouse leases are generally short-term (5-10 years) and we must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). We opened 290 coffeehouses from the beginning of fiscal 2001 through the end of the first thirty-nine weeks of fiscal 2006. As a result, we believe depreciation expense is disproportionately large when compared to the sales from a significant percentage of our coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, we believe that adjusting for depreciation and amortization is useful for evaluating the operating performance of our coffeehouses.

•	In June 2005, we recorded a one-time compensation charge of $1.7 million in connection with amending the terms of the employment agreement with our Chief Executive Officer. We believe that it is useful to exclude this expense from Adjusted EBITDA because it was non-recurring and was unrelated to our operations.

•	In connection with our initial public offering (“IPO”), we granted the underwriters an option to purchase 803,700 shares of the our common stock at $14 per share for 30 days beginning on September 28, 2005 (the “grant date”). Since this option extended beyond the closing of the IPO, the option represents a call option that meets the definition of a derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Accordingly, the call option has been separately accounted for at fair value with the change in fair value between the grant date and October 2, 2005 recorded as other income. We used the Black-Scholes valuation model to determine the fair value of the call option at the grant date and at October 2, 2005 using the following assumptions: 50% volatility factor, 30 day life and risk free interest rate of 3.43%. At September 28, 2005, we recorded a liability of $657,989 with a corresponding decrease to additional paid in capital to record the fair value of the call option on such date. The fair value of the call option aggregated $34,880 on October 2, 2005 and we recorded the decrease in such fair value aggregating $623,109 as other income in the statement of operations for the thirteen-week period ended October 2, 2005. The recognition of the derivative and related change in fair value represent non-cash transactions for statement of cash flow purposes. The underwriters did not exercise their option and it expired on October 28, 2005. We believe that it is useful to exclude this expense from Adjusted EBITDA because it was non-recurring and was unrelated to our operations.

     The following is a reconciliation of the Company’s projected fiscal year 2006 net loss to adjusted EBITDA.

	Range of Guidance
	($ in millions)
Net loss	($9.5)	to	($7.5)
Interest expense	0.7	to	0.7
Interest income	(0.7)	to	(0.7)
Depreciation and amortization(1)	24.2	to	24.2
Income taxes	0.3	to	0.3
EBITDA/ adjusted EBITDA	$15.0	to	$17.0
     Caribou Coffee uses EBITDA and Adjusted EBITDA:
•	As measurements of operating performance because they assist management in comparing our operating performance on a consistent basis as they remove the impact of items not directly resulting from the coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand our business.
     EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA and Adjusted EBITDA: (a) do not represent net income or cash flows from operating activities as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or our other financial information as determined under GAAP.
     The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Caribou Coffee’s presentation of Adjusted EBITDA should not be construed as an implication that our future results will be unaffected by unusual or non-recurring items.
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